Exhibit 5.1
[Letterhead of Baker & Hostetler LLP]
August 26, 2009
Chesapeake Utilities Corporation
909 Silver Lake Boulevard
Dover, Delaware 19904

Re:	Chesapeake Utilities Corporation Registration Statement on Form S-4 (File No. 333-160795)
Ladies and Gentlemen:
     We have acted as counsel to Chesapeake Utilities Corporation, a Delaware corporation (the “Company”), in connection with the issuance by the Company of an aggregate of up to 2.6 million shares of common stock, par value $0.4867 per share (the “Common Stock”), of the Company pursuant to an Agreement and Plan of Merger, dated as of April 17, 2009 (the “Merger Agreement”), among the Company, Florida Public Utilities Company, a Florida corporation, and CPK Pelican, Inc., a Florida corporation and a wholly owned subsidiary of the Company, as described in the Registration Statement on Form S-4 (File No. 333-160795) (as amended, the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”).
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).
     In rendering this opinion, we have reviewed the Registration Statement and the exhibits thereto, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.
     We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.
     Based upon and subject to the foregoing, we are of the opinion that when (i) the merger is completed in accordance with the Merger Agreement and (ii) shares representing the Common Stock have been registered, in book-entry form, in the names of the holders of the common stock of Florida Public Utilities Company as contemplated by the Merger Agreement, the issuance of the Common Stock will have been duly authorized, and the Common Stock will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Baker & Hostetler LLP

Baker & Hostetler LLP